 Security Bank Corporation reaches agreement to acquire Rivoli BanCorp, Inc.

Macon, GA - September 9, 2005 - PR Newswire.

Security Bank Corporation (NASDAQ: SBKC) announced today it has signed a definitive agreement to acquire Rivoli BanCorp, Inc., the parent of Rivoli Bank & Trust. Rivoli BanCorp is a community bank holding company headquartered in Macon, Georgia, with approximately $211 million in assets, $165 million in deposits and $13 million in stockholders' equity as of June 30, 2005. Rivoli BanCorp operates two banking offices in Macon and a third in Griffin, Georgia. Rivoli BanCorp also operates a loan production office in Bogart, Georgia and residential mortgage offices in Macon and Butler, Georgia.

Under terms of the agreement, shareholders of Rivoli BanCorp will receive cash, shares of Security Bank Corporation common stock or a cash/stock combination valued at approximately $36.5 million in the aggregate. The total consideration paid by Security Bank will consist of 90% stock and 10% cash. The boards of directors of both Rivoli BanCorp and Security Bank Corporation have approved the transaction, which is subject to approval by regulators and the shareholders of Rivoli BanCorp, as well as other customary conditions of closing. Security
Bank expects that the acquisition will be completed by the end of 2005 and that the transaction will be accretive to 2006 earnings.

Upon completion of this transaction, Security Bank is expected to have total assets of approximately $1.6 billion and will operate banking, loan production and mortgage offices throughout the central, coastal and north Georgia markets.

Rivoli BanCorp Chairman F. Tredway Shurling said, "The board and management of Rivoli BanCorp believe that this merger is in the best interest of our shareholders, customers and employees. Our customers will continue to enjoy the same outstanding service they have come to expect with the added convenience of more banking locations and services. We look forward to becoming part of the Security Bank team."

Rett Walker, President and Chief Executive Officer of Security Bank Corporation, stated, "We know there will be a good fit with Rivoli because we share the same passion for customer service and community banking. Just as importantly, this move is consistent with our strategic plan to enhance our market share in Middle Georgia and better positions us to be the community banking franchise of choice."

About Security Bank Corporation Security Bank Corporation is a Georgia multi-bank holding company with headquarters in Macon, Bibb County, Georgia. The Company's wholly owned subsidiaries are Security Bank of Bibb County, Security Bank of Houston County, Security Bank of Jones County and Security Bank of North Metro. The banks maintain 17 banking offices in Macon, Perry, Warner Robins, Gray, Brunswick, St. Simons Island and Woodstock, Georgia. In addition, Security Bank of Bibb County operates a wholly owned mortgage subsidiary, Fairfield Financial Services, Inc. Fairfield has offices in Macon, Warner Robins, Gray, Columbus, Brunswick, St. Simons Island, Pooler, Richmond Hill, Rincon and Woodstock.

Safe Harbor
This release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to Security Bank Corporation's filings with the Securities and Exchange Commission for a summary of important factors that could affect Security Bank Corporation's forward-looking statements. Security Bank Corporation undertakes no obligation to revise these statements following the date of this news release.

Other Information
SBKC will file a registration statement, including a proxy statement addressed to Rivoli BanCorp's shareholders and a prospectus for the SBKC stock to be offered in the merger, with the SEC. A definitive proxy statement will be sent to Rivoli BanCorp's shareholders seeking their approval of the plan. Investors and shareholders are urged to read the registration statement carefully when it becomes available, because it will contain important information about the merger. Investors and shareholders may obtain a free copy of the registration statement, when it becomes available, and other documents filed with, or furnished to, the SEC by the Company at the SEC's website at http://www.sec.gov. Copies of the registration statement and other documents filed by SBKC with the SEC may also be obtained for free from SBKC by directing a written request to Security Bank Corporation, 4219 Forsyth Road, Macon, Georgia 31210; attn: Chief Financial Officer.

Additional details about the agreement are posted at Security Bank's web site at
www.securitybank.net. Select Investor Info/Presentations.

For financial inquiries, contact Rett Walker, President and CEO, at (478) 722-6220, or Jim McLemore, Chief Financial Officer, at (478) 722-6243. Media inquiries may be directed to Tom Woodbery at (478) 722-6117.